FedFirst Financial Corporation 8-K

Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FEDFIRST FINANCIAL CORPORATION
ANNOUNCES STOCK REPURCHASE PROGRAM

September 28, 2011, Monessen, PA.  FedFirst Financial Corporation (NASDAQ Capital: FFCO) today announced that the Company’s board of directors has approved the repurchase of up to 150,000 shares of the Company’s outstanding common stock, which is approximately 5% of outstanding shares.  Purchases will be conducted solely through a Rule 10b5-1 repurchase plan with Stifel, Nicolaus & Company, Incorporated, which plan will become effective following release of earnings for the quarter ended September 30, 2011.  Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. On July 15, 2011, the Company announced that it had filed notice with the Office of Thrift Supervision to close its Park Centre office with a proposed closing date of October 21, 2011. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.